Exhibit 4.7

SECOND AMENDMENT TO

LOAN AGREEMENT

This SECOND AMENDMENT TO LOAN AGREEMENT (this “Second Amendment”), effective as of September 6, 2022 (the “Effective Date”), is entered into by and between Bubblr, Inc. (the “Company”), Bubblr Limited (the “Borrower”) and Stephen Morris (the “Lender”).

RECITALS

WHEREAS, this Second Amendment is being entered into with reference to that certain Loan Agreement dated January 10, 2016, as first amended on May 23, 2022, which, as of June 30, 2022 has a principal balance of £316,535 ($385,381) (the “Loan”) at zero percent interest issued by the Borrower in favor of the Lender;

WHEREAS, the parties desire to amend the Loan to add £52,088 in principal (or $60,000) in exchange for Lender cancelling his sole share of Special 2019 Series A Preferred Stock;

NOW, THEREFORE, in consideration of the foregoing premises, the agreements herein contained, $10 and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

Section 1. Definitions.

Capitalized terms used herein without other definition shall have the respective meanings herein assigned to such terms in the Loan.

Section 2. Increase in Principal

The Loan shall be increased by £52,088 in principal (or $60,000) for a total principal amount of £ 368,623.

Section 3. Cancellation of Special 2019 Series A Preferred Stock.

Lender shall take all steps and measures required by the Company and/or its transfer agent to cancel his one share of Special 2019 Series A Preferred Stock, such that the Company will no longer have any outstanding shares of Special 2019 Series A Preferred Stock following the transaction.

Section 4. Effectiveness of Amendment.

The amendment provided in this Amendment shall be conditioned upon, and this Amendment shall not be effective until the execution and delivery of counterparts hereof by the parties hereto.

Section 5. Miscellaneous.

5.1. Loan Ratified. Except as expressly set forth herein, this Amendment shall not by implication or otherwise limit, impair, constitute a waiver of, or otherwise affect the rights and remedies of, the Holder under the Loan; or be construed to alter, modify, amend or in any way affect any of the terms, conditions, obligations, covenants or agreements contained in the Loan, all of which are hereby confirmed and ratified in all respects and shall continue in full force and effect.

5.2. Counterparts; Facsimile Signatures. This Amendment may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument; signature pages may be detached from multiple separate counterparts and attached to a single counterpart so that all signature pages are physically attached to the same document. Facsimile signatures shall be considered originals for all purposes.

IN WITNESS WHEREOF, the parties have executed this Amendment effective as of the date first written above.

Bubblr, Inc. (the Company)

By:	/s/ Steven Saunders
Name:	Steven Saunders
Title:	CCO

Bubblr Limited (the Borrower)

By:	/s/ Steven Saunders
Name:	Steven Saunders
Title:	CCO

Stephen Morris (the Lender)

/s/ Stephen Morris